Exhibit 99.1

Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	May 14, 2003 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS SECOND QUARTER
AND FISCAL FIRST HALF RESULTS

CLEVELAND, OH, May 14 Hickok Incorporated (Nasdaq: HICKA), a Cleveland based supplier of products and services for the transportation industry, today reported results for the second quarter and six months ended March 31, 2003.

For the quarter ended March 31, 2003, the Company recorded a net loss of $122,720 or 10 cents per share, compared with net income of $150,971 or 12 cents per share, in the same period a year ago. Sales in the second quarter were $2,913,756, down 10% from $3,252,795 a year ago.

In the first fiscal half, the Company reported a net loss of $1,518,750 or $1.24 per share, of which $1,038,542 or $.85 per share was the cumulative effect of a change in accounting principle related to goodwill that was reported in the first quarter. These results compare with a net loss of $57,569 or 5 cents per share, for the prior year first half. Sales were $5,361,704, compared to $5,837,612 in last year's first half.

Robert L. Bauman, President and CEO, said that the negative operating results were caused by reduced sales volume directly related to continued deterioration in the general economic conditions in the aircraft and automotive industries. He further stated he was optimistic that economic conditions will improve in the near future and should lead to improved operating results. He also stated that to some degree improvements depend on customer acceptance of recently introduced new products that target a broad base of automotive aftermarket customers.

Backlog at March 31, 2003 was $1,685,000, a decrease of 12% from the backlog of $1,909,000 a year earlier. The decrease was due primarily to lower orders ($346,000) for indicators and gauges that depend heavily on the economically depressed business aircraft market for orders. The Company anticipates that most of the current backlog will be shipped in the last half of fiscal 2003.

The Company's financial position remains strong, with current assets of $8,165,002 that are 7.9 times current liabilities, and no long-term debt. Working capital at March 31, 2003 totaled $7,131,200 and shareholder's equity was $9,712,022 or $7.96 per share.

Hickok provides products and services primarily for the transportation industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair and emission testing, and nut-running electronic controls used in manufacturing processes. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications and provides repair training development for a large OEM.

Certain statements in this news release, including discussions of management's expectations for fiscal 2003, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement (Unaudited)

	3 MONTHS		6 MONTHS
Period ended March 31	2003	2002	2003	2002
Net sales	$2,913,756	$3,252,795	$5,361,704	$5,837,612
Income (loss) before Income tax	(185,720)	228,271	(728,208)	(87,269)
Income (recovery of) taxes	(63,000)	77,300	(248,000)	(29,700)
Net income (loss) before cumulative effect of change in accounting principle, net of tax	(122,720)	150,971	(480,208)	(57,569)
Cumulative effect of change in accounting for Goodwill, net of tax of $536,000	-	-	1,038,542	-
Net income (loss)	(122,720)	150,971	(1,518,750)	(57,569)

Basic income (loss) per share before cumulative effect of accounting change	(.10)	.12	(.39)	(.05)
Basic income (loss) per share	(.10)	.12	(1.24)	(.05)
Diluted income (loss) per share before cumulative effect of accounting change	(.10)	.12	(.39)	(.05)
Diluted income (loss) per share	(.10)	.12	(1.24)	(.05

Weighted average shares outstanding	1,219,750	1,219,750	1,219,750	1,219,750